Drinker Biddle & Reath LLP
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Philadelphia, PA 19103
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www.drinkerbiddle.com

June 24, 2015

Hatteras Alternative Mutual Funds Trust
6601 Six Forks Road, Suite 340
Raleigh, North Carolina 27615

RE:	Hatteras Market Neutral Fund

Ladies and Gentlemen:

We have acted as counsel to Hatteras Alternative Mutual Funds Trust, a Delaware statutory trust (the “Trust”), in connection with the filing on the date of this opinion of an amendment to the registration statement (“Registration Statement”) of the Trust to register under the Securities Act of 1933 shares of beneficial interest representing interests in an additional series, or fund, of the Trust: Hatteras Market Neutral Fund (the “Fund”).  The Fund offers four classes of shares:  Class A Shares, Institutional Class Shares, Class C Shares and Class H Shares (collectively, “Shares”).  The Trust is authorized to issue an unlimited number of each class of Shares of the Fund.

We have reviewed the Registration Statement, the Trust’s Amended and Restated Agreement and Declaration of Trust, its Amended and Restated By-Laws, and certain resolutions adopted by its Board of Trustees, and have considered such other legal and factual matters as we have considered appropriate.

This opinion is based exclusively on the laws of the State of Delaware and the federal law of the United States of America.

We have assumed the following for this opinion:

1.           The Shares will be issued in accordance with the Trust’s Amended and Restated Agreement and Declaration of Trust, its Amended and Restated By-Laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of the Shares.

Hatteras Alternative Mutual Funds Trust
June 24, 2015

2.           The Shares will be issued against consideration therefor as described in the Trust’s prospectus relating thereto, and that such consideration will have been at least equal to the applicable net asset value and the applicable par value.

Based on the foregoing, it is our opinion that:

1.           The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust.

2.           When issued and paid for on the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Trust; and the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 63 to the Registration Statement.  Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
DRINKER BIDDLE & REATH LLP